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To:  chinadotcom corporation
     20/F, Citicorp Centre
     18 Whitfield Road
     Causeway Bay
     Hong Kong


                                                                     Exhibit 5.1

                                                                  6th July, 2004


Dear Sirs,

CHINADOTCOM CORPORATION

We have acted as Cayman Islands legal advisers to chinadotcom corporation (the "COMPANY") in connection with the Company's registration statement on Form F-4, including all amendments or supplements thereto ("FORM F-4"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "REGISTRATION STATEMENT"), and the issue of up to 5,401,059 (on current assumptions) of the Company's Class A Common Shares, of par value US$0.00025 each (the "SHARES").

For the purposes of this opinion, we have reviewed only originals, copies, extracts or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 10th June, 1997, the certificate of incorporation on change of name dated 23rd September, 1998 and the memorandum and articles of association of the Company as adopted on 6th July, 2001, and as amended by special resolution dated 16th August, 2002;

(b) extract minutes of the meeting of the Board of Directors of the Company approving the issue of the Shares and authorising the filing of the Registration Statement held on 8th August, 2003;

(c) a certificate from a director of the Company dated July 6, 2004, a copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE"); and

(d)      Amendment No.5 to Form F-4.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing.


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(ii)     There are and will at all relevant times be sufficient Class A Common
         Shares in the authorised but unissued share capital of the Company for Class A Common Shares to be issued as contemplated pursuant to the Registration Statement.



(iii) The genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.


The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based on the foregoing, we are of the opinion that the Class A Common Shares, when issued pursuant to a resolution of the directors as consideration for acquisitions by the Company pursuant to transactions entered into bona fides in the interests of the Company and considered by the director of the Company to be in the Company's commercial interests, and in accordance with the Memorandum and Articles of Association and fully paid for in accordance with the terms of the relevant transaction, and where there are no contractual or other obligations binding on the Company or any of the persons to which such shares have been issued to make any further payment or give any further consideration in relation thereto, and when the holders of such Class A Common Shares are duly registered as the holders of such Class A Common Shares in the register of members of the Company, all such Class A Common Shares will be duly authorised, legally issued, fully paid and non-assessable.

This opinion is subject to the following qualification and limitation that under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).


We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

   /s/ MAPLES and CALDER Asia

MAPLES AND CALDER ASIA